FIRST AMENDMENT TO CREDIT AGREEMENT

     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is made as of the 15th day of March, 1997, by and among DEVON ENERGY CORPORATION (NEVADA), as Borrower ("Borrower"), DEVON ENERGY CORPORATION ("Parent"), as guarantor, NATIONSBANK OF TEXAS, N.A., as Agent ("Agent"), and NATIONSBANK OF TEXAS, N.A., BANK ONE, TEXAS, N.A., BANK OF MONTREAL and FIRST UNION NATIONAL BANK OF NORTH CAROLINA, as Lenders ("Lenders").

     WHEREAS, Borrower, Parent, Devon Energy Operating
Corporation ("DEOC"), Agent and Lenders have entered into that certain Credit Agreement dated as of August 30, 1996 (the
"Original Agreement"); and

     WHEREAS, DEOC and Avon Energy Corporation have been liquidated; and

     WHEREAS, Parent has guaranteed to Agent and Lenders the payment of the Notes and of all other sums payable under the Credit Agreement and the other Loan Documents pursuant to its Guaranty; and

     WHEREAS, Borrower, Parent, Agent and Lenders desire to amend the Original Agreement as herein provided;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Original Agreement, in consideration of the loans which may hereafter be made by Lenders to Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

             ARTICLE I -- Definitions and References

      1.1. Terms Defined in the Original Agreement. Unless the context otherwise requires or unless otherwise expressly defined herein, the terms defined in the Original Agreement shall have the same meanings whenever used in this Amendment.

      1.2. Other Defined Terms. Unless the context otherwise requires, the following terms when used in this Amendment shall have the meanings assigned to them in this 1.2.

     "Amendment" means this First Amendment to Credit Agreement.

     "Credit Agreement" means the Original Agreement as amended hereby.

                     ARTICLE II -- Amendments

      2.1.  Defined Terms.  (a)  Section 1.1 of the Original
Agreement is hereby amended by adding the definitions of "Canadian Facility", "DBC" and "Devon Canada" to read as follows:



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          "Canadian Facility" means an unsecured revolving credit
     facility, between Devon Canada and Bank of Montreal, in an aggregate amount not to exceed U.S. $50,000,000, and any unsecured guaranty by Parent, Borrower and/or other
     Guarantors, guaranteeing such facility.

          "DBC" means DBC, Inc., an Oklahoma corporation.

          "Devon Canada" means Devon Energy Canada Corporation, a
     Canadian corporation organized under the laws of Alberta.

     (b) Section 1.1 of the Original Agreement is hereby amended by amending the definitions of "Commitment Period", "Guarantor" and Maximum Loan Amount to read as follows:

          "Commitment Period" means the period from and including the date on which the Notes are delivered and accepted as contemplated in Section 2.4 until and including August 31, 2003 (or any date on which the Notes otherwise become due and payable in full as provided in the Loan Documents).

          "Guarantor" means any Person who has guaranteed some or all of the Obligations and who has been recognized in writing by Agent as a Guarantor. Parent and DBC are each hereby recognized as a Guarantor.

          "Maximum Loan Amount" means, with respect to each Lender, the amount set forth opposite its name on the signature pages hereto, and "Maximum Loan Amounts" means the sum of all such amounts; provided,

               (a) on August 31, 2000, the Maximum Loan Amounts shall be automatically ratably reduced to the Available
          Borrowing Base which is in effect on such date; and

               (b) on the last day of each November, February, May and August, commencing November 30, 2000, the Maximum Loan Amounts shall be further automatically ratably reduced by the Quarterly Reduction Amount; and

               (c) on August 31, 2003, the Maximum Loan Amounts shall be automatically reduced to zero.

     As used herein, "Quarterly Reduction Amount" shall mean an amount equal to eight and one-third percent (8.33%) of the Available Borrowing Base as of August 31, 2000.

     (c) Section 1.1 of the Original Agreement is hereby amended by deleting the definitions of "Avon" and "DEOC".

      2.2.  Facility Fees.  The reference to "one quarter percent
(0.25%)" set forth in Section 2.8(a) of the Original Agreement is hereby amended to refer instead to "one-fifth percent (0.2%)".

      2.3.  Restricted Debt - Operating Leases.  Clause (ii) of
Section 5.2(a) of the Original Agreement is hereby amended in its entirety to read as follows:


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          (ii) operating lease or capital lease obligations
     (excluding oil, gas or mineral leases) entered into in the ordinary course of the Restricted Persons' businesses in arm's length transactions at competitive market rates under competitive terms and conditions in all respects;

      2.4.  Restricted Debt - Canadian Facility and
Miscellaneous. Section 5.2(a) of the Original Agreement is hereby amended as follows: clause (xi) is renumbered clause
(xii), a new clause (xi) is added, and renumbered clause (xii) is amended in its entirety, all to read as follows:

          (xi) the Canadian Facility; and

          (xii) miscellaneous items of Restricted Debt not described in subsections (i) through (xi) of this subsection
     (a) which do not in the aggregate (taking into account all such Restricted Debt of all Restricted Persons) exceed $10,000,000 at any one time outstanding; provided, that after giving effect to such Restricted Debt outstanding from time to time, Borrower is not in violation of Sections 5.2(j) and (k).

      2.5. Limitation on Intercompany Transfers. The parenthetical in the first clause of clause (ii) of Section
5.2(c) of the Original Agreement is hereby amended in its entirety to read as follows:

     (other than Borrower, Guarantors, Devon Trust and Devon
Canada)

      2.6. Limitation on Intercompany Transfers. Clauses (iii) through (v) of Section 5.2(c) of the Original Agreement are hereby renumbered (iv) through (vi), and a new clause (iii) is hereby added to read as follows:

          (iii)     Parent may make loans or capital
     contributions to, purchase shares of common stock from, or otherwise provide funds to Devon Canada, provided that (A) the aggregate amount of all such loans, capital contributions, purchases of shares, and other provisions of funds to Devon Canada shall not exceed $25,000,000, and (B) no Default exists immediately before or immediately after such transaction;

      2.7.  Tangible Net Worth.  Section 5.2(k)(i), (ii) and
(iii) of the Original Agreement is hereby amended in its entirety to read as follows:

          (k)  Tangible Net Worth.  Parent's Consolidated
     Tangible Net Worth will never be less than:

               (i)  $551,000,000, plus

               (ii) one hundred percent (100%) of the proceeds (net only of costs of sale) from any issuance after January 1, 1997 of any shares of Parent's common or preferred stock or any other securities, other than the

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          Subordinated Parent Debentures (including any options,
          warrants or other rights to acquire such stock) which Parent issues after such date, provided that Parent shall comply with the provisions of Section 5.2(e) hereof in connection with any such issuance.

      2.8. Subsidiary Guaranties. The parenthetical contained in the first sentence of Section 6.2 of the Original Agreement is hereby amended in its entirety to read as follows:

     (other than Borrower, Parent, the other Guarantors, Devon
Trust or Devon Canada)

      2.9.  Designation of Borrowing Base.  Pursuant to Section
2.13 of the Credit Agreement, Agent, with the concurrence of Evaluating Lenders, hereby designates the new Borrowing Base as $200,000,000, effective for the period beginning on the date hereof, a Determination Date, and continuing until but not including the next date as of which the Borrowing Base is redetermined.

      2.10. Exhibits. Exhibit A to the Original Agreement is hereby amended in its entirety to read as set forth in Exhibit A attached hereto.

      2.11. DEOC and Avon. Agent and Lenders hereby acknowledge that DEOC and Avon have been liquidated. All references to DEOC or Avon in any Loan Document are hereby deleted.

           ARTICLE III. -- Conditions of Effectiveness

      3.1. Effective Date. This Amendment shall become effective as of the date first above written when, and only when,
(i) Agent shall have received, at Agent's office, a counterpart of this Amendment executed and delivered by Borrower and each Lender, (ii) Borrower shall have issued and delivered to Agent, for subsequent delivery to each Lender, a Note with appropriate insertions in the form attached hereto as Exhibit A payable to the order of such Lender on or before August 31, 2003, duly executed on behalf of Borrower, dated the date hereof, and in a principal amount equal to the stated principal amount of the Note heretofore delivered to such Lender under the Original Agreement, and (iii) Agent shall have additionally received all of the following documents, each document (unless otherwise indicated) being dated the date of receipt thereof by Agent, duly authorized, executed and delivered, and in form and substance satisfactory to Agent:

          (a) Opinion of Counsel for Borrower. Agent shall have received the written opinion of McAfee & Taft, P.C., dated as of the date of this Amendment, addressed to Agent, in the form of Exhibit B attached hereto.

          (b) Officer's Certificate. Agent shall have received a certificate of a duly authorized officer of Borrower and Parent to the effect that all of the representations and warranties set forth in Article IV hereof are true and correct at and as of the time of such effectiveness.

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          (c)  Supporting Documents.  Agent shall have received
     (i) a certificate of the Secretary or Assistant Secretary of Borrower and Parent dated the date of this Amendment certifying that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of Borrower and Parent authorizing the execution, delivery and performance of this Amendment and the Notes, certifying the names and true signatures of the officers of Borrower and Parent authorized to sign this Amendment and the Notes, and certifying that the charter documents and bylaws of Borrower and Parent attached to that certain Omnibus Certificate dated August 30, 1996 are true, correct and complete as of the date hereof, and (ii) such supporting documents as Agent may reasonably request.

                   ARTICLE IV -- Miscellaneous

      4.1. Ratification of Agreements. The Original Agreement is hereby ratified and confirmed in all respects. Any reference to the Credit Agreement in any Loan Document shall be deemed to refer to the Original Agreement as amended hereby. Any reference to the Notes in any other Loan Document shall be deemed to be a reference to the Notes issued and delivered pursuant to this
Amendment.   Parent hereby consents to the provisions of this
Amendment and the Notes and hereby ratifies and confirms its Guaranty and agrees that its obligations and covenants thereunder are unimpaired hereby and shall remain in full force and effect.

      4.2. Representations. Each of Borrower and Parent represent and warrant that the representations and warranties contained in Section 4.1 and Section 9.1(b) of the Credit Agreement are true and correct at and as of the date hereof (taking into account the fact that this Amendment and the Notes issued in connection herewith are each a Loan Document as referred to in such Sections). Each of Borrower and Parent represent and warrant that the resolutions of their respective Boards of Directors, attached as Exhibits A and B to that certain Omnibus Certificate dated as of August 30, 1996, given on behalf of Borrower and Parent in connection with the Original Agreement, remain in full force and effect on the date hereof.

      4.3. Survival of Agreements. All representations, warranties, covenants and agreements of Borrower or Parent herein shall survive the execution and delivery of this Amendment and the Notes issued in connection herewith and the performance hereof and shall further survive until all of the Obligations are paid in full.

      4.4. Delivery of Prior Notes. Each Lender shall promptly deliver to Agent, for subsequent delivery to Borrower, the Note heretofore delivered to it under the Original Agreement.

      4.5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas and any applicable laws of the United States of America in all respects, including construction, validity and performance.



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      4.6.  Counterparts.  This Amendment may be separately
executed in counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Amendment. This Amendment shall, when executed by each party hereto, take effect as of the date first above written.

      4.7.  Loan Documents.  This Amendment and each Note is a
Loan Document, and all provisions in the Credit Agreement applying to Loan Documents (including, without limitation, Section 9.1(b) thereof) apply hereto and thereto.

     THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS
REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE
CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT
ORAL AGREEMENTS OF THE PARTIES.

     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     IN WITNESS WHEREOF, this Amendment is executed as of the date first above written.

                         DEVON ENERGY CORPORATION (NEVADA)


                         By:
                            William T. Vaughn, Vice President -
                            Finance


                         DEVON ENERGY CORPORATION


                         By:
                            William T. Vaughn, Vice President -
                            Finance


                         NATIONSBANK OF TEXAS, N.A.


                         By:
                            Dale T. Wilson, Vice President


                         BANK ONE, TEXAS, N.A.


                         By:
                            Christopher S. Parada, Asst. Vice
                            President








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                         BANK OF MONTREAL


                         By:
                            Michael P. Stuckey, Director


                         FIRST UNION NATIONAL BANK
                          OF NORTH CAROLINA


                         By:
                            Michael J. Kolosowsky, Vice President








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                       CONSENT OF GUARANTOR

     DBC, Inc. hereby consents to the foregoing Amendment and the transactions contemplated therein and hereby ratifies and confirms its obligations under its certain Guaranty dated as of December 31, 1996 in favor of Agent, as agent for the Lenders.
This Consent is executed as of the date of the Amendment.


                         DBC, INC.


                         By:
                            William T. Vaughn, Vice President -
                            Finance






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